[GOLDEN TELECOM LETTERHEAD]

FOR IMMEDIATE RELEASE

Golden Telecom Signs Share Purchase Agreement and Shareholders Agreement regarding Corbina
Telecom

MOSCOW, Russia (February 27, 2007) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announces the entering into a Share Purchase Agreement and a Shareholders Agreement with Inure Enterprises Ltd., (“Inure”) and Rambert Management Limited (“RML”) to acquire a 51% ownership interest in ZAO Cortec together with its wholly-owned subsidiaries, ZAO Investelektrosvyaz and ZAO Kabelstroy (together “Corbina Telecom”). Inure is 71.11% owned by Mr. Alexander Mamut and 28.89% by Renova Capital. Inure owns directly 99% of the shares of ZAO Cortec (“Cortec”) and indirectly the remaining 1% of the Cortec shares.

The signing of these agreements followed the execution of a binding Term Sheet on December 15, 2006, and is an important step in the process of the acquisition of Corbina Telecom. Under these agreements, Golden Telecom will receive a 51% ownership in Corbina Telecom in exchange for 8% of Golden Telecom’s common stock on a post-acquisition basis plus $10.0 million in cash. Alexander Malis will remain as General Director of Corbina Telecom and Alexander Mamut will be appointed as Chairman of Board of Directors of Corbina Telecom. The transaction is subject to approval by the Federal Antimonopoly Service of Russia. Golden Telecom expects to close the transaction in the near future. Upon the closing of the transaction the shareholder structure of Corbina Telecom will be as follows: Golden Telecom – 51%, A&NN Group (controlled by Alexander Mamut) – 35%, and Renova Capital – 14%.

Founded in 1995, Corbina Telecom is a facilities-based alternative service provider operating in Moscow and 24 regions of Russia. According to Corbina Telecom’s management estimates, it’s revenue for 2006 is approximately $90.0 million, which is generated by:

•	Fiber-to-the-Building (“FTTB”) broadband Internet services in Moscow, St. Petersburg, Yaroslavl, Tula, Orenburg, and Kaluga;

•	Switched voice and data services provided to Small and Medium Enterprises (“SMEs”) in Moscow; and

•	Fixed-to-mobile convergent services with a wireless DAMPS network that are used by over 35,000 users.

In late 2005, Corbina Telecom commenced the roll-out of its FTTB network which, to date, covers approximately 2.4 million apartments in Moscow, St. Petersburg, Yaroslavl, Tula, Orenburg, and Kaluga. The network serves approximately 155,000 broadband Internet customers including approximately 68,000 users that subscribed in the third and the fourth quarters of 2006. This compares favorably to the approximately 59,000 subscribers that were connected in the second half of 2006 by the incumbent operator Comstar. By 2008, Corbina Telecom expects to achieve a subscriber base of more than 600,000 subscribers. The Company expects that Corbina Telecom’s strong position and market presence will be further fuelled by increasing network reach.

Corbina Telecom primarily targets residential and SME customers in the corporate segment in Moscow by focusing on off-the-shelf product offerings, including broadband Internet and switched voice services. Corbina Telecom enjoys impressive brand recognition and strong customer loyalty. With several years of experience in operating a DAMPS-based fixed-to-mobile convergent services business, Corbina Telecom has not only built a base of loyal high-usage customers, but has also gained first-hand knowledge on how to successfully provide fixed mobile convergent services.

In November 2006, Corbina Telecom and Microsoft entered into an agreement to establish a Microsoft IPTV based interactive TV zone within Corbina Telecom’s network. According to the IPTV promotion plan, Corbina Telecom has started implementation of a pilot project with a full range of services covering 500 subscribers. The pilot deployment is aimed at solving all technical and administrative issues related to the provision of IPTV services.

Corbina Telecom and the Company have also agreed, in light of the perceived strong potential growth opportunities for Corbina Telecom, to proceed with an initial public offering of Corbina Telecom in Moscow, London or New York by the end of 2008, subject to market conditions and regulatory approvals.

Commenting on this deal, Mr. Jean-Pierre Vandromme, Chief Executive Officer of Golden Telecom noted: “The signing of the Share Purchase Agreement and Shareholders Agreement is the next step in the acquisition of Corbina Telecom. Corbina Telecom is already clearly among the leaders in the Moscow broadband market. We are now in a position to offer our customers high-speed wireline broadband at home and broadband mobility in the city. We will also be able to offer a quadric-play product to mass markets as we bundle VoIP, IPTV and MVN-based (mobile virtual network-based) services. These service offerings will clearly position Golden Telecom as a unique and exciting player in the market.”

About Golden Telecom (www.goldentelecom.com)

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the CIS. The Company offers voice, data and Internet services to corporations, operators and individuals using its metropolitan overlay networks in major cities, including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Alma Ata and Tashkent and via leased channels and fiber optic and satellite-based networks, including approximately 290 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the provisions of the Securities Litigation Reform Act of 1995. Such statements include those on the expected closing and acquisition details, Corbina Telecom’s expected financial results and growth, Corbina Telecom’s IPTV TV zone project, the expected benefits from the potential acquisition, including access to buildings in Moscow, our ability to develop broadband services, the benefits of FTTB, the potential initial public offering of Corbina Telecom, and future service offerings.  It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that that we are unable to close the transaction, that the acquisition details will change, that we are not able to offer the services in the manner we expect, that Corbina Telecom is not able to develop its IPTV TV zone project and other service offerings as we expect, that we are unable to implement the technology as we expect, or that the services including FTTB technology, will not provide the expected growth or benefits, or that we are not able to proceed with the initial public offering of Corbina Telecom. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s quarterly reports on Form 10-Q, periodic reports on Form 8-K filed during 2006 and 2007, and the Company’s annual report on Form 10-K for the year ended December 31, 2005.

For more information please contact:

Public Relations:
Anna Chin Go Pin
e-mail: publicrelations@gldn.net
tel.: +7-495-797-9300;
fax: +7-495-797-9332

Investor Relations:
Alexei Subbotin
e-mail: ir@gldn.net
tel.: +7-495-797-9300;
fax.: +7-495-797-9331
www.goldentelecom.com